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                                                        Exhibit 1.3



                              [CIENA LETTERHEAD]




January 18, 1997

Goldman Sachs & Co.
85 Broad Street
New York, NY  10004

Gentlemen:


        Re:  Proposed Initial Public Offering of CIENA Corporation

To finalize our ongoing discussions regarding your exercise of your rights to release shareholders from their lock-up agreements with you, we have set forth below our mutual understanding:

If Goldman Sachs is considering allowing any stockholder which is subject to a lock-up agreement and, together with its affiliates, has beneficial ownership of more than 100,000 shares (post share split) (a "Significant Locked-Up Stockholder") to be released from its lock-up agreement with respect to a portion of its stockholding (the "Relevant Percentage"), you will notify us of your consideration. If you so request, we will then notify all other Significant Locked-Up Stockholders of such Relevant Percentage which you are considering releasing from the lock-up and offer them the opportunity to have the same percentage of their holdings released from the lock-up if any Significant Locked-Up Stockholder is released, and in turn, notify you of the number of shares which the Significant Locked-Up Stockholders wish to have released. Alternatively, you may indicate to us that you are considering releasing all Significant Locked-Up Stockholders from all or a portion of their lock-ups on a pro-rata basis with respect to the Relevant Percentage. In either case, you will then determine whether to release any stockholder. If you determine to release any Significant Locked-Up Stockholders, Goldman Sachs will release all Significant Locked-Up Stockholders to the extent of the Relevant Percentage of their stockholdings unless they have indicated otherwise to the Company. Any sales from such early release could be handled by any brokerage firm at the stockholder's discretion.

Thank you for working with us to finally resolve this item.

Sincerely,



/s/ ERIC GEORGATOS
-------------------------
Eric Georgatos
Vice President and General Counsel
CIENA Corporation

Confirmed and Agreed:

/s/ GOLDMAN, SACHS & CO.
------------------------------
Goldman Sachs & Co.